UNITED STATES SECURITIESAND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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PACIRA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

DOMA PERPETUAL LO EQUITY MASTER FUND LP

DOMA PERPETUAL CAPITAL MANAGEMENT LLC

DOMA1 LLC

DOMA PERPETUAL PARTNERS GP LLC

DOMA2 LLC

RELIABILITY LLC

PEDRO ESCUDERO

ERIC DE ARMAS

CHRISTOPHER DENNIS

OLIVER BENTON “BEN” CURTIS III

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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DOMA Perpetual Capital Management LLC, a Delaware limited liability company, together with the other participants named herein (collectively, “DOMA”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DOMA’s slate of highly qualified director candidates (the “DOMA Nominees”) and the other proposals to be presented at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

Item 1: On May 21, 2026, DOMA issued the following press release including a letter to the Company’s stockholders. A copy of the letter is also attached hereto as Exhibit 1 and incorporated herein by reference:

A LETTER TO PACIRA BIOSCIENCES SHAREHOLDERS FROM DOMA PERPETUAL CAPITAL MANAGEMENT LLC

FRANK LEE AND THE BOARD HAVE OVERSEEN GROSS AND PERSISTENT UNDERPERFORMANCE FOR YEARS. WHY WOULD SHAREHOLDERS VOTE TO CONTINUE THIS UNRELENTING LACK OF TOTAL RETURN TO SHAREHOLDERS (“TRS”), WHILE ALLOWING MANAGEMENT AND THE BOARD TO FURTHER ENRICH THEMSELVES WITH TENS OF MILLIONS OF DOLLARS IN PAYOUTS?

EXPAREL IS THE COMPANY’S CORE ASSET; WE BELIEVE BOARD MISMANAGEMENT OF THE PATENT RISK AMOUNTS TO GROSS NEGLIGENCE AND A FAILURE OF THE DUTY OF CARE

SHAREHOLDERS SHOULD DECIDE IF THE SALE PRICE THE COMPANY FINDS THROUGH A DISCIPLINED, BOARD-SUPERVISED PROCESS IS ADEQUATE AND IN THE BEST INTERESTS OF ALL SHAREHOLDERS

MIAMI, May 21, 2026 /PRNewswire/ -- DOMA Perpetual Capital Management (“DOMA Perpetual”), which, together with its affiliates (collectively, “DOMA” or “we”), beneficially owns approximately 7.5% of the outstanding shares of common stock of Pacira BioSciences, Inc. (NASDAQ: PCRX) (“Pacira” or the “Company”), has today sent a letter to the Company’s stockholders.

In its letter, DOMA Perpetual asserts Frank Lee and the Board have grossly underperformed for years and years, with no end in sight. Why should shareholders vote to allow this abysmal total return to shareholders (“TRS”) to persist while allowing the Board and Management to continue enriching themselves via tens of millions of dollars in payouts? The disastrous TRS overseen by the Board is illustrated below.

Period	Total Shareholder Return (price-only)[1]
Year-to-Date (YTD)	-11%
1-Year Return	-12%
2-Year Return	-25%
Since Frank Lee as CEO[2]	-28%
3-Year Return	-44%
5-Year Return	-64%
10-Year Return	-46%

The letter also goes into further detail discussing the Board’s management of the EXPAREL litigation. EXPAREL is Pacira’s core asset. By pursuing this new round of patent lawsuits, we believe the Board is grossly mismanaging the risk of shareholders losing the entire company. Another legal loss would be catastrophic for the business, but there is no contingency plan in place nor a strategy for mitigating that risk. We view this situation to be the result of the Board’s complete failure to uphold its duty of care, constituting gross negligence.

The letter further discusses DOMA’s vision for the Company. We believe a well-executed, Board-supervised process to explore strategic alternatives — including a potential sale — is the best, safest path to protect and generate shareholder value. Shareholders should be in control of the business they own. They should be the ones to vote and decide whether the price the Company finds in the market is adequate or not.

The letter and our other materials can be downloaded here

The full text of the letter follows:

Dear Fellow Pacira Biosciences, Inc. Shareholders,

Yesterday, Pacira published a 66-page presentation (the “Pacira Presentation”) to make their case against DOMA Perpetual Capital Management LLC (“DOMA Perpetual”) and our director nominees. The sheer size of this document serves to confuse investors by obscuring simple facts with an overwhelming amount of information, much of it irrelevant or misleading, particularly the information that relates to DOMA Perpetual and our strategy with respect to the Company. We value your time too much to produce our own 60-plus-page document to address every disingenuous representation in the document, but we address the key points below.

The goal of our proxy contest is to make our case to shareholders that the Company’s future is at stake, and Management and the Board cannot be trusted to protect shareholders’ interests, because they are more concerned with protecting their own financial interests.

The Pacira Presentation claims that “DOMA is behaving like an investor whose interests are not aligned with all other stockholders.” That statement could not be further from the truth. DOMA Perpetual is one of the largest shareholders of the firm; we currently own more shares than Pacira’s entire Board of Directors

1 Stock price as of the close on May 20, 2026 (source: Bloomberg)

2 Frank Lee was appointed CEO of Pacira on January 2, 2024

combined.3 We would never act in a way that does not put shareholders first, because our entire interest in the Company is our position as a large stakeholder. Unlike the Company’s management team and the Board of Directors, our livelihoods do not depend on many millions of dollars of compensation paid out with shareholder money.

Let’s look at the facts:

For many years, Pacira tried to diversify away from EXPAREL via a strategy of M&A, acquiring Zilretta and iovera. This may have been perceived as the correct strategy at the time but proved to be lacking. The diversification was very expensive and relatively ineffective: the Company overpaid for Zilretta, and EXPAREL still represents more than 80% of the business.4

Following the August 2024 district-court decision invalidating a key EXPAREL patent claim, Pacira shifted strategy; investors should understand what that first loss means for the business.

In the Pacira Presentation, Management tries to claim that the negative outlook for EXPAREL is “[w]hat we inherited.” In our view, this outlook reflects management’s prior strategic choices rather than circumstances they “inherited.” This is the same group who walked into the legal fight with the generic and received an adverse district-court ruling with material consequences for the business. Following that loss, Management stated that the prior patent case involved only one patent: the ’495 patent. In our view, that characterization was not only incomplete but also disingenuous, when read alongside other communications about broader protection. Days before the court’s ruling, Pacira’s chief of legal said of the case: “This is only the first patent being litigated. Three additional infringement lawsuits are underway for our 348, 574, 575 and 706 patents, and these patents are broader than the 495 patent.”5 The New Jersey court tried only claim 7 of the ’495 patent and found that claim invalid; it did not adjudicate Pacira’s other asserted patents. What followed speaks for itself: those other suits were later swept into a settlement that allows limited generic entry beginning in 2030 and unlimited entry no earlier than 2039, strongly underscoring the fragility of the protection Management touted.6 In our view, if Pacira were confident that its remaining patents would withstand challenge, it would have pressed those cases to judgment rather than accept a settlement structure that accelerates generic entry.

Why does this matter? We believe the Company’s emphasis on the number of individual patents may give shareholders the impression that current protection is stronger than in prior litigation. According to the Company’s SEC disclosures, there are two principal families of EXPAREL patents that include manufacturing and method-of-use claims, as well as a newer composition patent Pacira reports with expected expiry in 2044. These patents do offer protection, but manufacturing and method-of-use claims are generally narrower and more design-aroundable than strong composition claims. A critical truth shareholders should acknowledge is that many earlier-generation product patents have expired. Why is this fact not addressed anywhere in the Pacira Presentation? As the Board, Management, and Shareholders have seen, the courts are unpredictable. Are manufacturing patents a 100% guarantee that a generic cannot legally enter the market? The district court’s decision invalidating claim 7 of the ’495 patent indicates the answer can be “no.” The question that remains: Can these two families of manufacturing and method-of-use patents protect the future business with a very high degree of certainty? Pacira’s only acknowledgment of the question is their repetitive legal disclaimer that “the outcome is uncertain and cannot be guaranteed.”7 Shareholders must also ask: If these patents cannot protect EXPAREL—an essential and mission-critical asset—what will happen to the business?

We believe Pacira’s Board has not adequately articulated the severity of the patent risk nor a contingency plan should litigation outcomes turn adverse. Material uncertainty remains. Company filings acknowledge that patent outcomes are uncertain, and while Pacira describes multiple patents protecting EXPAREL, management has not, in our view, provided investors with a clear plan for the business if additional claims are invalidated or a broader adverse ruling occurs. The Board has emphasized the number of patents and long-dated expiries, but the Pacira Presentation does not disclose what would happen in the event of another adverse court ruling. Why? We believe it is simple: because Management and the Board do not want shareholders to understand that we could lose everything.

Our strategy is focused on doing whatever we can to prevent this disastrous outcome. Why should shareholders risk more “bet the farm” litigation, after already suffering a bellwether loss?

As we have outlined in prior letters to the Company and to shareholders, the 5x30 plan does not address this risk at all. It is an illogical and financially unsound strategy. Setting an arbitrary goal of creating 5 novel programs or acquisitions by a certain date is not a useful metric for success. What if the Company identifies three successful programs but the fourth and the fifth are terrible investments, and then Management feels self-imposed pressure to execute them merely to fulfill the promise of five programs by 2030? That is not how corporate strategy and capital allocation should work. The metrics of the 5x30 plan are meaningless for shareholders, because none of them address the true risk the Company faces and none of them offer a clear path to generating shareholder value with predictability of outcomes.

If arguments for the alleged success of the 5x30 plan were based in facts or positive results, shareholders would expect to see that success in the stock price. Yet Pacira’s stock is down -46% in the last 10 years; -64% in the last 5 years; -28% since Frank Lee took over; -25% in the last 2 years; -12% in the last year; and Year-to-Date (YTD) is down -11%.8 The truth is the Company’s presentation is full of meaningless graphs and misleading information, including their assessments of purported growth. As an example: the Pacira Presentation claims Zilretta grew 15% in Q1 2026.9 If we zoom out a few years, you can see that Zilretta’s revenues only grew after they had first contracted. Management takes no responsibility for falling revenues but then wants credit for bringing them back up to where they were prior to the dip. It is a fact that, since Frank Lee took over, Zilretta has almost zero growth and even after the last

3 Actual shares held by the Board that are not subject to options or RSUs

4 See Pacira BioSciences Q1 2026 10-Q Filing

5 See Pacira BioSciences Q2 2024 Earnings Call

6 See Pacira BioSciences Press Release issued on April 7, 2025

7 See Pacira BioSciences Company Filings

8 Stock price as of the close on May 20, 2026 (source: Bloomberg)

9 See Pacira BioSciences DEFA14A Filed on May 20, 2026

quarter growth the company has kept 2026 Zilretta guidance as flat or expecting no growth at all.10 Assuming the Company’s guidance is correct, then, despite the Q1 growth, there would be three years of virtually no revenue growth for Zilretta under Frank Lee’s leadership, despite price increases. Volumes are going down and the Company’s highly touted deal with J&J is another example of Mr. Lee’s disastrous, value-destroying performance which, based on current incentives, has paid tens of millions of dollars.

Management also forecasts EXPAREL growth predicated on volume expansion, with tailwinds from the NOPAIN Act and Medicare coverage decisions. Even so, revenue growth has not approached the double-digit compounded rate previously predicted by Management, and, more importantly, EXPAREL’s long-term value remains highly sensitive to litigation outcomes. If the company loses another patent court case, the 5x30 metrics do not provide a clear or predictable path to shareholder value. The risk is that capital is deployed to meet a potential but not guaranteed output target in years to come while the core earnings engine remains completely exposed to legal risk—an imbalance that could materially impair the entire company.

Pacira continues to present investors a selective picture, downplaying its recent performance, the material patent risk the Company faces, and the absence of a risk management plan. Pacira settled with the first generic following an adverse lower-court ruling that increased uncertainty around the Company’s IP protection, and the appeals process is inherently uncertain. Now, the Company faces another round of litigation as manufacturing patents from two families are being challenged by generics. Beyond an acknowledgment that “nothing is guaranteed,” shareholders have not received a clear plan from the Company regarding what would happen if Pacira loses again. The Board and Management are exposing the business to an existential threat. Pacira’s Presentation does not acknowledge the fact that many earlier-generation product patents have expired, nor does it explain the potentially catastrophic risk to which it is exposed, or the Company’s plan to address the risk of its potential adverse outcome. Absent durable product-level protection, there can be no high degree of certainty or safety. Pacira, despite one adverse ruling, appears to rely on these manufacturing patents to prevent generic entry. Hope is not a strategy.

The Company does not have the cash or the size to pursue an M&A strategy that would sufficiently mitigate the risk posed by the EXPAREL litigation and it is clear that the 5x30 plan will not matter if the Company loses again in court. What alternative is there?

We believe a well-executed, Board-supervised process to explore strategic alternatives — including a potential sale — is the best, safest path to protect and generate shareholder value.

A larger company, with more resources and other profitable products can fight the generic threat better since its stock price will not be decimated if they lose in the lower court; they can maintain the fight through a lengthy appeals process without the need for a settlement. Such a company would also maintain advantages in large distribution, branding, marketing spend, knowledge of the entire U.S. market and the capacity to grow EXPAREL much faster than Pacira is currently able to. Pacira is a small company prioritizing their focus on only five states, possibly because it does not maintain enough representatives to expand its effective footprint further, despite the massive spending it has already incurred.11 A larger company can value the business not on net earnings or free cash flow but on gross profit because, after acquiring Pacira, it will be able to synergistically reduce the costs and expenses associated with the production, sale and distribution of EXPAREL. This may be the real reason why the Board and Management refuse to consider a plan that could be the best option for protecting shareholder value. We are not advocating a “fire sale,” but a disciplined process to test market value. A potential sale may prove to be the best way to regain certainty and shareholder return; if superior to standalone, shareholders should have the right to choose.

If our candidates are voted onto the Board, they will ensure it is not Management nor Board members who make the decisions about whether or not to sell: it will be the shareholders. Pacira’s stakeholders are the ones who have suffered as Management and the Board enriched themselves despite overseeing massive and persistent underperformance. Shareholders should be in control of the business they own. They should be the ones to vote and decide whether the price the Company finds in the market is adequate or not. It is obvious Management and Directors don’t want a sale, because it will mean they’re out of a job. Frank Lee made 28 million dollars over the last two years – more than all shareholders combined – even while grossly underperforming.12

Our plan is based on risk management and rationality. We will never advocate for a strategy that risks the entire future of the business. If DOMA Perpetual loses this proxy contest, it is a virtual certainty the Board will carry the Company into a near-term “bet the farm” legal event. The Company can heap praise on their director’s PhD’s and rosy credentials, but it is obvious the Company directors are unqualified in risk management. The Company is ignoring the biggest risk it faces; in 66 pages, there is not a single mention of a plan to address what would happen if Pacira suffers another loss in court. This risk could destroy all shareholder value and yet Management and the Board decline to even address it. They seem to be fine with the status quo, where they continue to collect impressive salaries while the business fails to thrive. This Board cannot be trusted to have the interests of shareholders as their leading guide, because they have proven to have their focus elsewhere – their own bank accounts.

We strongly urge all shareholders to vote FOR all three DOMA nominees, Christopher Dennis, MD, MBA, FAPA, Oliver Benton “Ben” Curtis III, and Eric de Armas, using the WHITE proxy card in advance of the June 9, 2026, annual meeting. The DOMA nominees will have only one guiding principal – to do what is best for all of the Company’s shareholders.

If you have questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

Sincerely,
DOMA Perpetual Capital Management LLC

10 See Pacira BioSciences Q1 2026 Earnings Call

11 According to Pacira BioSciences Q3 and Q4 2025 Earnings Call. The Company notes that their “top five states” account for approximately 40% of EXPAREL volumes.

12 According to Pacira BioSciences 2025 & 2026 Proxy Filings

Contact:

DOMA Perpetual Capital Management LLC

ir@domaperpetual.com

or

MacKenzie Partners, Inc.

Bob Marese

bmarese@mackenziepartners.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DOMA Perpetual Capital Management LLC, a Delaware limited liability company (“DOMA”), together with the other participants named herein, have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

DOMA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are DOMA, DOMA1 LLC, a Delaware limited liability company (“DOMA1”), DOMA Perpetual LO Equity Master Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands (“DOMA LO Master”), DOMA Perpetual Partners GP LLC, a Delaware limited liability company (“DOMA GP”), DOMA2 LLC, a Delaware limited liability company (“DOMA2”), Reliability LLC, an investment holding company wholly-owned by the John Templeton Foundation (“JTF”), Pedro Escudero, Christopher Dennis, Oliver Benton Curtis and Eric de Armas.

As of the date hereof, DOMA LO Master directly beneficially owns 1,965,775 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, JTF directly beneficially owns 812,019 shares of Common Stocki. As of the date hereof, Pedro Escudero directly beneficially owns 159,000 shares of Common Stock. As of the date hereof, Mr. de Armas directly beneficially owns 1,389 shares of Common Stock. As Investment Manager of DOMA LO Master and JTF, DOMA may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA, DOMA1 may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA. As general partner of DOMA LO Master, DOMA GP may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA GP, DOMA2 may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA GP. As Founder and Chief Investment Officer of DOMA and Managing Member of DOMA GP, DOMA1 and DOMA2, Mr. Escudero may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA and DOMA GP in addition to the 159,000 shares of Common Stock directly beneficially owned by Mr. Escudero. As of the date hereof, neither Messrs. Dennis nor Curtis beneficially owns any shares of Common Stock.

Disclaimer

This press release and the attached letter have been prepared by DOMA. The views expressed herein reflect the opinions of DOMA and are based on publicly available information with respect to Pacira BioSciences, Inc. (“Pacira” or the “Company”). DOMA recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with DOMA’s conclusions. DOMA reserves the right to change or modify any such views or opinions at any time and for any reason and expressly disclaims any obligation to correct, update, or revise the information contained herein or to otherwise provide any additional materials.

For the avoidance of doubt, this press release was not produced by any person that is affiliated with Pacira, nor was its content endorsed by Pacira. This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. One or more funds managed by DOMA currently beneficially own shares of the Company.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on DOMA’s current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of DOMA.

i DOMA is acting as investment manager with respect to the shares beneficially owned by JTF, over which DOMA exercises discretionary investment and voting authority. JTF is not making or sponsoring the director nominations.

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